The Herzfeld Caribbean Basin Fund, Inc. SC TO I

Exhibit (A)(1)(i)

THE HERZFELD CARIBBEAN BASIN FUND, INC.

OFFER TO PURCHASE

COMMON STOCK FOR CASH

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

What and how many securities is The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) offering to purchase? (See Section 1, “Price; Number of Shares”)

The Fund is offering to purchase up to 10%, or 1,681,477 shares, (the “Offer Amount”) of its Common Stock (“Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased.

How much and in what form will the Fund pay me for my Shares? (See Section 1, “Price; Number of Shares” and Section 4, “Payment for Shares”)

The Fund will pay cash for Shares purchased pursuant to the offer. The purchase price will equal 97.5% of the net asset value per share (“NAV”), as of the close of ordinary trading on the NASDAQ Capital Market (the “NASDAQ”) on March 19, 2024, unless the offer is extended. As of February 9, 2024, the Fund’s NAV was $3.28 per Share. Of course, the NAV can change every business day. You can obtain current NAV quotations from EQ Fund Solutions, LLC, the information agent for the offer (“Information Agent”) at (877) 297-1738.

When does the offer expire? Can the Fund extend the offer, and if so, when will the Fund announce the extension? (See Section 1, “Price; Number of Shares” and Section 15, “Extension of Tender Period; Termination; Amendments”)

•The offer expires on March 19, 2024, at 5:00 p.m., New York City time, unless the Fund extends the offer.

•The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price on the new termination date.

•If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m. New York City time on the next business day following the previously scheduled termination date.

Will I have to pay any fees or commissions on Shares I tender? (See Section 1, “Price; Number of Shares,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

No separate service fee will be charged in conjunction with the offer. Shares will be purchased at 97.5% of the Fund’s NAV, with the 2.5% difference between the purchase price and the Fund’s NAV per share to be used to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender, if any, will be charged against the Fund’s capital.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, “Source and Amount of Funds”)

Yes. If the Fund purchased 1,681,477 Shares at 97.5% of the February 9, 2024 NAV of $3.28 per Share, the cost of reimbursing the tendering shareholders would be approximately $5,377,363.45. The Fund intends to first utilize cash on hand to pay for Shares acquired and then intends to sell portfolio securities during the pendency of the Offer to raise any additional cash needed for the purchase of Shares.

How do I tender my Shares? (See Section 2, “Procedures for Tendering Shares”)

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, either:

•Complete and execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Equiniti Trust Company, LLC (the “Depositary”) at its address set forth on page ii of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page ii of this offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 2.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

OR

•Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this offer.

Until what time can I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

You may withdraw your tendered Shares at any time prior to the date and time the offer expires. In addition, after the offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by April 16, 2024.

How do I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

If you desire to withdraw tendered Shares, you should either:

•Give proper written notice to the Depositary; or

•If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares? (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain Federal Income Tax Consequences”)

Yes. If your tendered Shares are purchased, it will be a taxable transaction either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” See Section 2.F with respect to the application of Federal income tax withholding on payments made to shareholders. Please consult your tax advisor as to the tax consequences of tendering your Shares in this offer.

What is the purpose of the offer? (See Section 6, “Purpose of the Offer”)

The purpose of the Offer to Purchase is to provide Shareholders with a liquidity event and the opportunity to realize a price that is closer to the Fund’s underlying portfolio value per Share than recent market prices per Share. The Offer to Purchase is optional for all shareholders, who are free to choose whether to participate, and how many shares to tender. Any shareholders who do not tender their shares will realize a proportionate increase in their equity interest in the Fund, to the extent that shares are purchased in the Tender Offer.

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions of the offer? (See Section 5, “Certain Conditions of the Offer”)

It is the Board of Directors’ policy that the Fund cannot accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Directors, would make it inadvisable to proceed with the offer, purchase or payment. The following is not a complete list. For a complete list of the conditions of the offer, please see Section 5, “Certain Conditions of the Offer.”

•The Fund would be unable to sell portfolio securities in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

•The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

•Trading generally or prices on the New York Stock Exchange or NASDAQ are suspended or limited.

•The purchase of Shares in the offer would result in the delisting of the Shares from the NASDAQ.

•In the Board of Directors’ judgment, there is a material legal action or proceeding instituted or threatened, challenging the offer or otherwise potentially materially adversely affecting the Fund.

•Certain circumstances exist beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

•In the Board of Directors’ judgment, the Fund or its shareholders might be adversely affected if Shares were purchased in the offer.

If I decide not to tender, how will the offer affect my Shares? (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

Shareholders who do not tender any of their shares will realize a proportionate increase in their equity interest in the Fund, to the extent that shares are purchased in the Offer. The Offer will be paid for by using cash on hand and selling portfolio securities. To the extent that assets under management are reduced, the expense ratio may increase, although expenses (as an absolute value) are not expected to increase.

Whom do I contact if I have questions about the tender offer?

For additional information or assistance, you may call the Information Agent toll-free at (877) 297-1738.

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THE HERZFELD CARIBBEAN BASIN FUND, INC.

OFFER TO PURCHASE
COMMON SHARES FOR CASH

THE OFFER PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
ON MARCH 19, 2024, UNLESS THE OFFER IS EXTENDED.

To the holders of Common Stock of The Herzfeld Caribbean Basin Fund, Inc.:

The Herzfeld Caribbean Basin Fund, Inc., a non-diversified, closed-end management investment company organized as a Maryland corporation (the “Fund”), is offering to purchase up to 10%, or 1,681,477, shares of its Common Stock (“Offer Amount”), par value $0.001 (“Shares”), for cash at a price (the “Purchase Price”) equal to 97.5% of their net asset value per share (“NAV”) as of the close of ordinary trading on the NASDAQ Capital Market (the “NASDAQ”) on March 19, 2024 or, if the offer is extended, the day the offer expires. The offer period and withdrawal rights will expire at 5:00 p.m. New York City time on March 19, 2024 (the “Initial Termination Date”), unless extended (the Initial Termination Date or the latest date to which the Offer is extended, the “Termination Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). The Shares are currently traded on the NASDAQ under the ticker symbol “CUBA.” The NAV on February 9, 2024 was $3.28 per Share. You can obtain current NAV quotations from EQ Fund Solutions, LLC, the information agent for the Offer (“Information Agent”), at (877) 297-1738. For information on Share price history, see Section 8, “Price Range of Shares.”

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Termination Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Price; Number of Shares.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 5, “CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Directors makes any recommendation to any shareholder as to whether to tender any or all of such shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent for the Offer is:
EQ Fund Solutions, LLC
48 Wall Street, 22nd Floor
New York, NY 10005
All Holders Call Toll Free: (877) 297-1738

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The Depositary for the Offer is:
Equiniti Trust Company, LLC
By Fax: (718) 765-8758

This fax number can ONLY be used for delivery of
Notice of Guaranteed Delivery.

If delivering by hand, express mail, courier, or other expedited service: Equiniti Trust Company, LLC Attn: Reorganization Department 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660	By mail: Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 525 Ridgefield Park, New Jersey 07660

iii

1. Price; Number of Shares.

The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount of its issued and outstanding Shares or such lesser number as are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”). The Fund reserves the right to extend the Offer to a later Termination Date. See Section 15, “Extension of Tender Period; Termination; Amendments.” The later of the Initial Termination Date or the latest time and date to which the Offer is extended is hereinafter called the “Termination Date.” The purchase price of the Shares will be 97.5% of their NAV computed as of the close of ordinary trading on the NASDAQ on March 19, 2024 or, if the Offer period is extended, the newly designated Termination Date. The NAV on February 9, 2024 was $3.28 per Share. You can obtain current NAV quotations from the Information Agent by calling (877) 297-1738 . Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Termination Date provided that they own shares as of the record date.

The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. In general, if more Shares are tendered than the amount of the Offer and not withdrawn prior to the Termination Date, the Fund will purchase a number of Shares equal to the amount of the Offer on a pro rata basis. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

The expenses of the Offer are expected to be covered by the 2.5% of net asset value per Share retained by the Fund. Excess costs associated with the tender, if any, will be charged against the Fund’s capital. Excess fees collected, if any, will be returned to the Fund. No separate service fee will be assessed in conjunction with the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, “Payment for Shares.”

On February 9, 2024, there were 16,814,766 Shares issued and outstanding and as of February 9, 2024, there were approximately 67 holders of record of Shares. Directors and officers of the Fund or their associates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), may participate in the Offer on the same terms and conditions as all other shareholders of the Fund.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Extension of Tender Period; Termination; Amendments.” The Fund makes no assurance that it will extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Termination Date is less than ten business days away, the Termination Date will be extended at least ten business days from the date of the notice. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2. Procedures for Tendering Shares.

A. Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City time on the Termination Date:

(a)A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described in Section 2.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page ii of this Offer; and

(b)Either the certificates for the Shares must be received by the Depositary at its address set forth on page ii of this Offer, or the tendering shareholder must comply with the book-entry delivery procedure set forth in Section 2.C; or

(c)Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the termination date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Termination Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Termination Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Termination Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. Shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (“DTC”) for purposes of the Offer by February 21, 2024. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal (or manually signed facsimile thereof), with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page (vi) of this Offer to Purchase before 5:00 p.m. New York City time on the Termination Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D. Guaranteed Delivery Procedure.

If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, you may properly tender Shares if the following three conditions are met:

(i)You make such tenders by or through an Eligible Guarantor;

(ii)The Depositary receives, prior to 5:00 p.m. New York City time on the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex or facsimile transmission); and

(iii)The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within two NASDAQ trading days after the execution date of the Notice of Guaranteed Delivery.

E. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F. Federal Income Tax Withholding.

Backup Withholding. To prevent backup federal income tax withholding equal to 24% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Non-U.S. Shareholders (as that term is defined in the next paragraph) who have not previously submitted an IRS Form W-8 (W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, or W-8IMY, as applicable, or their substitute forms) to the Depositary must do so in order to avoid backup withholding. Such form (and additional IRS forms) may be obtained from the Information Agent or the IRS at irs.gov. Additionally, if you submitted an IRS Form W-8 without a taxpayer identification number more than three years ago or any information on the IRS Form W-8 that you submitted has changed, you must submit a new IRS Form W-8 to avoid backup withholding.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as such terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”) (a “Non-U.S. Shareholder”), that does not hold its Shares in connection with a trade or business conducted in the United States, generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds were not dividends. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisors.

Foreign Account Tax Compliance Act (“FATCA”) Withholding. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, the Fund will be required to withhold a 30% tax on any payment to a tendering shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) that fails to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA or similar laws. Withholding also may be required if a foreign entity that is a shareholder of a Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

Additional Information. For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, “Certain Federal Income Tax Consequences.”

3.  Withdrawal Rights.

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. New York City time on the Termination Date. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Termination Date. After 5:00 p.m. New York City time, on April 16, 2024, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page ii of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 2, “Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 5:00 p.m. New York City time on the Termination Date.

4.  Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Termination Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00 p.m. New York City time on the Termination Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) new certificates for such unpurchased Shares will be issued and sent, at the Fund’s expense, to the tendering shareholder, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9 in the Letter of Transmittal may be subject to federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) in order to avoid withholding. A copy of IRS Form W-8 will be provided upon request from the Information Agent or may be obtained from the IRS at irs.gov. See Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Fund will not accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NASDAQ ; (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Directors’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE, NASDAQ or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; or (e) in the Board of Directors’ judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Board of Directors may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Extension of Tender Period; Termination; Amendments.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”

6. Purpose of the Offer.

The purpose of the Offer is to provide shareholders with a liquidity event and the opportunity to realize a price that is closer to the underlying portfolio value than recent market prices. The Tender Offer is optional for all shareholders, who are free to choose whether to participate, and how many shares to tender. Any shareholders who do not tender their shares will realize a proportionate increase in their equity interest in the Fund, to the extent that shares are purchased in the Tender Offer.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. Plans or Proposals of the Fund.

The Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

8. Price Range of Shares.

The Shares are traded on the NASDAQ under the symbol “CUBA”. The following table sets forth, for the periods indicated, the highest and lowest NAV and Market Price per Share, and the highest and lowest premium/discount:

	Price		NAV		Premium/(Discount)
Quarter Ended	High	Low	High	Low	High	Low
12/31/2023	$3.40	$2.25	$5.24	$3.49	-19.66%	-52.33%
9/30/2023	$4.06	$3.31	$5.18	$4.50	-18.94%	-27.39%
6/30/2023	$3.95	$3.59	$4.97	$4.48	-15.96%	-21.53%
3/31/2023	$4.31	$3.60	$5.19	$4.36	-16.15%	-20.57%
12/31/2022	$4.36	$3.63	$5.20	$4.51	-14.92%	-20.29%
9/30/2022	$4.99	$3.62	$5.52	$4.48	-8.61%	-20.94%
6/30/2022	$5.31	$3.83	$6.05	$4.52	-7.30%	-16.28%
3/31/2022	$5.74	$4.80	$6.36	$5.36	-7.24%	-16.34%

Under a managed distribution plan, the Fund pays distributions to shareholders of Shares in quarterly installments at an annual rate, currently set at 15% of the Fund’s December 19, 2023 NAV. The Board of Directors temporarily suspended the managed distribution plan in August 2023 in connection with the Fund’s filing of a registration statement with the SEC for a non-transferable rights offering. The Board of Directors subsequently reinstated the managed distribution plan effective November 2023. The quarterly distributions may be sourced from income, paid-in capital, and/or capital gains, if any. To the extent that sufficient investment income is not available on a quarterly basis, the Fund may distribute paid-in capital and/or capital gains, if any, in order to maintain its managed distribution level. However, the Offer could result in distributions being more or less than those required to meet the distribution rate commitment, due to the sale of portfolio securities in connection with the Offer. See “Recognition of Capital Gains and Losses” in Section 10, “Certain Effects of the Offer.”

Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Termination Date, but not yet paid, on Shares tendered pursuant to the Offer. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

9. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The members of the Board of Directors of the Fund are: Thomas J. Herzfeld (Chairman), Cecilia L. Gondor, Kay W. Tatum, Ph.D., CPA, John A. Gelety, Esq. and Ann S. Lieff.

The executive officers of the Fund are: Erik M. Herzfeld, President; Thomas K. Morgan, Chief Compliance Officer; Zachary P. Richmond, Treasurer, and Alice H. Tham, Secretary.

Correspondence to the Directors and executive officers of the Fund should be mailed to c/o The Herzfeld Caribbean Basin Fund, Inc., 119 Washington Ave., Suite 504, Miami Beach, FL 33139.

The Fund has been informed that certain directors and officers of the Fund may tender Shares to the Fund pursuant to the Offer on the same terms and conditions as all other shareholders of the Fund.

Set forth below is the number of shares of Shares of the Fund beneficially owned by the directors and executive officers of the Fund individually as of February 9, 2024:

Name	Shares of Common Stock Beneficially Owned
Directors
Thomas J. Herzfeld	1,685,567
Cecilia L. Gondor	38,604
Kay W. Tatum, Ph.D., CPA	4,626
John A. Gelety	6,667
Ann S. Lieff	32,534

Executive Officers
Erik M. Herzfeld	471,013
Thomas K. Morgan	0
Zachary P. Richmond	0
Alice H. Tham	0

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), except for Shares purchased pursuant to the Rights Offering (as defined and described below), neither the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty day business period prior to the date hereof.

The Fund completed a pro rata offering (the “Rights Offering”) in December 2023 of non-transferable subscription rights (“Rights”) to its common stockholders of record as of the close of business on November 3, 2023 (the “Record Date Stockholders”) entitling the holders of such Rights to purchase additional Shares. Record Date Stockholders received one Right for each outstanding whole Share held on the record date. The Rights entitled their holders to purchase one new Share for every one Right held at a discount to the market price of the Shares. The subscription price per Share was $2.31 (the “Basic Subscription Privilege”). Record Date Stockholders who fully exercised their Rights were entitled to subscribe, subject to certain limitations and subject to allotment, for additional Shares which were not subscribed for (the “Over-Subscription Privilege”). On December 18, 2023, the third-party subscription agent for the Rights Offering determined the allocations to be made to the Record Date Stockholders who exercised their Over-Subscription Privilege. The following directors and executive officers of the Fund participated in the Rights Offering:

Directors

•Thomas J. Herzfeld. Both with respect to Shares owned by Mr. T. Herzfeld (i) individually and (ii) in his role as portfolio manager of investment advisory accounts of the clients of Thomas J. Herzfeld Advisors, Inc., a registered investment adviser for which Mr. T. Herzfeld has dispositive and/or voting power, Mr. T. Herzfeld fully exercised all Rights received and subscribed for additional Shares pursuant to the Over-Subscription Privilege, subject to the pro rata allocation of available Shares. Mr. T. Herzfeld purchased 600,831 Shares from the exercise of his rights in the Basic Subscription Privilege, plus an additional 418,114 Shares pursuant to the Over-Subscription Privilege.

•Cecilia L. Gondor. Ms. Gondor fully exercised all Rights received and subscribed for additional Shares pursuant to the Over-Subscription Privilege, subject to the pro rata allocation of available Shares. Ms. Gondor purchased 12,391 Shares from the exercise of her rights in the Basic Subscription Privilege, plus an additional 12,391 Shares pursuant to the Over-Subscription Privilege.

•Kay W. Tatum. Ms. Tatum fully exercised all Rights received and subscribed for additional Shares pursuant to the Over-Subscription Privilege, subject to the pro rata allocation of available Shares. Ms. Gondor purchased 1,485 Shares from the exercise of her rights in the Basic Subscription Privilege, plus an additional 1,485 Shares pursuant to the Over-Subscription Privilege.

•John A. Gelety. Mr. Gelety fully exercised all Rights received and purchased 3,171 Shares from the exercise of his rights in the Basic Subscription Privilege.

•Ann S. Lieff. Ms. Lieff fully exercised all Rights received and subscribed for additional Shares pursuant to the Over-Subscription Privilege, subject to the pro rata allocation of available Shares. Ms. Lieff purchased 15,222 Shares from the exercise of her rights in the Basic Subscription Privilege, plus an additional 500 Shares pursuant to the Over-Subscription Privilege.

Executive Officers

•Erik M. Herzfeld. With respect to Shares owned by Mr. E. Herzfeld in his role as portfolio manager of investment advisory accounts of the clients of Thomas J. Herzfeld Advisors, Inc., a registered investment adviser for which Mr. E. Herzfeld has dispositive and/or voting power, Mr. E. Herzfeld fully exercised all Rights received and subscribed for additional Shares pursuant to the Over-Subscription Privilege, subject to the pro rata allocation of available Shares. Mr. E. Herzfeld purchased 119,428 Shares from the exercise of his rights in the Basic Subscription Privilege, plus an additional 114,035 Shares pursuant to the Over-Subscription Privilege.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc. has acted as the investment adviser to the Fund pursuant to an investment advisory contract dated September 10, 1993. The Adviser is entitled to an advisory fee paid by the Fund at the annual rate of 1.45% of the Fund’s average weekly net assets and payable at the end of each month. The Adviser has voluntarily agreed to waive its management fee by ten (10) basis points (from 1.45% to 1.35%) for any fiscal year over a three-year period beginning July 1, 2019 and ending June 30, 2024 if the Fund’s average discount to NAV during the preceding fiscal year is greater than 5%. The Adviser has further agreed to voluntarily waive its management fee on the Fund’s net assets in excess of $30 million by an additional ten (10) basis points. Accordingly, the Adviser’s management fee after the voluntary waiver will be (i) 1.35% of the Fund’s assets up to and including $30 million and (ii) 1.25% of the Fund’s assets in excess of $30 million.

Fifth Third Bank N.A. acts as custodian for the Fund’s assets. For its services as custodian, the Fund currently pays Fifth Third Bank an annual fee, plus a monthly fee based on the market value of the Fund’s assets. Ultimus Fund Solutions, LLC serves as the Fund’s transfer agent, and provides shareholder services to the Fund. Ultimus has subcontracted transfer agency services to Equiniti Trust Company, LLC, which serves as dividend/distribution disbursing agent, dividend reinvestment plan agent and as registrar for the Fund’s common stock. For its services as transfer agent, the Fund currently pays Ultimus a monthly fee based primarily on the number of registered Fund shareholders.

The expenses paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

10. Certain Effects of the Offer.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined on the later of March 19, 2024 or the Termination Date, if such a decline continued to the Termination Date, the consideration received by tendering shareholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.

The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, and will not know the NAV on which the tender price is based until the later of March 19, 2024 or the Termination Date, the Fund will not know until after the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities.

Recognition of Capital Gains and Losses. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) following the end of the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2023 there were unrealized gains (losses) for federal income tax purposes of $16,472,405 and $(578,794) in capital loss carryforwards from prior years (unaudited).

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See Section 14 “Certain Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Effect on Percentage of Illiquid and Restricted Securities in the Fund’s Portfolio. The Fund may invest in securities that lack an established secondary trading market or otherwise are considered illiquid. Liquidity of a security relates to the ability to dispose easily of the security and the price to be obtained upon disposition of the security, which may be less than would be obtained for a comparable more liquid security. Illiquid securities may trade at a discount from comparable, more liquid investments. Investment of the Fund’s assets in illiquid securities may restrict the ability of the Fund to dispose of its investments in a timely fashion and for a fair price as well as its ability to take advantage of market opportunities. The risks associated with illiquidity will be particularly acute where the Fund’s operations require cash, such as when the Fund redeems shares or pays a distribution, and could result in the Fund borrowing to meet short-term cash requirements or incurring capital losses on the sale of illiquid investments.

Possible Proration. If greater than 10% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11. Source and Amount of Funds.

The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 97.5% of the NAV on the later of March 19, 2024 or the Termination Date. If the NAV per share on that date were the same as the NAV per Share on February 9, 2024, and if 10% of the outstanding Shares were purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $5,377,363.45.

The money to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Board of Directors believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, “Certain Conditions of the Offer.” The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12. Certain Information About the Fund.

The Fund was organized as a Maryland corporation on March 10, 1992, and is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Shares were initially offered to the public in 1993. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder as its Shares trade freely in the secondary markets.

The Fund’s investment objective is long-term capital appreciation. To achieve its objective, the Fund invests in issuers that are likely, in the Adviser’s view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which include, among others, Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, the United States, Venezuela and Guyana (“Caribbean Basin Countries”). The Fund invests at least 80% of its total assets in a broad range of securities of issuers, including U.S.-based companies which engage in substantial trade with, and derive substantial revenue from, operations in the Caribbean Basin Countries. The Fund may invest more than 25% of its total assets in the securities of U.S.-based companies, which constituted approximately 33.47% of the Fund’s total assets as of December 31, 2023. Total assets includes the amount of any borrowings for investment purposes. At such time as it becomes legally permissible for U.S. entities to invest directly in Cuba, the Fund will consider such investments. An investment in the Fund is not appropriate for all investors and should not constitute a complete investment program. No assurances can be given that the Fund’s objective will be achieved.

The principal executive offices of the Fund are located at 119 Washington Ave., Suite 504, Miami Beach, FL 33139.

13. Additional Information.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available free of charge on the Commission’s website (sec.gov).

14. Certain Federal Income Tax Consequences.

The following discussion is a general summary of certain material U.S. federal income tax consequences of a sale of Shares pursuant to the Offer, and, therefore, does not address U.S. estate and gift tax rules, U.S. state or local taxation, the alternative minimum tax, excise taxes, transfer taxes or foreign taxes. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to the sale of Shares pursuant to the Offer. The summary discussion that follows may not be considered to be individual tax advice and may not be relied upon by any shareholder. The summary is based upon provisions of the Code, applicable U.S. Treasury Regulations (whether temporary, proposed or final) promulgated thereunder (the “Regulations”), and administrative and judicial interpretations thereof, as are in effect as of the date hereof, all of which are subject to change, which change could be retroactive and may affect the conclusions expressed herein. The summary applies only to beneficial owners of Shares of the Fund in whose hands such shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to certain types of beneficial owners of shares of the Fund, including, but not limited to insurance companies, tax-exempt organizations, shareholders holding the Fund’s shares through tax-advantaged accounts (such as an individual retirement account (an “IRA”), a 401(k) plan account, or other qualified retirement account), financial institutions, pass-through entities, broker-dealers, shareholders holding the Fund’s shares as part of a hedge, straddle or conversion transaction and shareholders who are subject to the alternative minimum tax. Persons who may be subject to tax in more than one country should consult the provisions of any applicable tax treaty to determine the potential tax consequences to them.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Fund’s Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of such partnership. A partner of a partnership holding the Fund’s Shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of the Fund’s common stock by the partnership.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 20%. If the Shares were held for one year or less, such capital gain or loss will be short-term, taxable as ordinary income. The maximum rate on ordinary income for individuals is 37%. Under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same (21%) for corporate shareholders, under the Code the top income tax rate on ordinary income of individuals (37%) exceeds the maximum tax rate on net capital gains (20%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains. In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year. For corporate shareholders, the amount of dividends that may be designated by the Fund as qualifying for the corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

Each shareholder’s tax advisor should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax advisor.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale and is less than 50% of the voting power of all classes entitled to vote.

3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent - 3.3% reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisors as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute IRS Form W-9 included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury that: (i) such number is correct, (ii) either (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income or (2) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (for a single filer). This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Federal Income Tax Consequences to Tendering Shareholders - Non-U.S. Shareholders.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payments to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms). In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisors.

Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% U.S. withholding tax at the source or a treaty-reduced rate of withholding.

FATCA Withholding. Payments to a shareholder that is either a foreign financial institute or a non-financial foreign entity within the meaning of FATCA may be subject to a 30% withholding tax on income dividends. After December 31, 2018, FATCA withholding also would have applied to certain capital gain distributions, return of capital distributions, and the proceeds arising from the sale of Portfolio shares; however, based on proposed regulations issued by the IRS, which can be relied upon currently, such withholding is no longer required unless final regulations provide otherwise (which is not expected). Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a FFI or NFFE may be subject to a 30% withholding tax under FATCA. The FATCA withholding tax generally can be avoided by providing the withholding agent with documentation sufficient to show compliance with FATCA (generally by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).

Non-U.S. Shareholders are urged to consult their own tax advisOrs regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Federal Income Tax Consequences to Non-Tendering Shareholders.

Federal Income Tax Consequences to Non-Tendering Shareholders. If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under Section 305 of the Code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer).

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an “isolated redemption” within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws, federal or state law, or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax advisOr with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15. Extension of Tender Period; Termination; Amendments

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NASDAQ on the Termination Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Termination Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time not later than the next business day after the previously scheduled Termination Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Termination Date is less than ten business days away, then the Termination Date will be extended at least ten business days from the date of the notice.

16. Fees and Expenses

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained EQ Fund Solutions, LLC to act as information agent (“Information Agent”) and Equiniti Trust Company, LLC to act as depositary (“Depositary”). The Fund will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities. Shares will be purchased at 97.5% of the Fund’s NAV to offset the fees charged by the Information Agent and Depositary, among other costs.

17. Miscellaneous

The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

The Herzfeld Caribbean Basin Fund, Inc.

February 20, 2024